Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	September 15, 2020
Contact:	Jeff Hedges
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Announces Operations Update for the Two Months Ended August 31, 2020

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) today released an update of certain operational data for the months of July and August 2020.

The table below represents percentages of billed revenue that the Company has collected, deferred, and abated/written-off, by product type, for the respective periods presented (percentages shown are all as of August 31, 2020):

	Percentage of Rent
	Collected	Outstanding	Deferred	Abated/written-off
Q2 2020
Industrial	92%	1%	5%	2%
Flex	94%	1%	3%	2%
Office	97%	0%	2%	1%
Total	94%	1%	3%	2%

July 2020
Industrial	92%	2%	4%	2%
Flex	93%	2%	2%	3%
Office	97%	0%	3%	0%
Total	93%	2%	3%	2%

August 2020 (1)
Industrial	94%	4%	1%	1%
Flex	95%	5%	0%	0%
Office	97%	1%	1%	1%
Total	95%	3%	1%	1%

(1)

August 2020 rent billings and collections shown above include July 2020 rent billed on July 31, 2020 and collected in August 2020 for leases billed in arrears. Similar treatment is applied to all periods shown.

The pace of rent collections in August 2020 generally exceeded what was experienced in each of the months from April 2020 through July 2020. As of August 31, 2020, August billed rent, inclusive of repayments of amounts that had previously been deferred, were 95% collected. Through August 31, 2020, approximately 10.7% of customers, based on total rental income, had been granted rent relief in the form of rent deferral and/or abatement, with open rent relief requests from approximately 1% of customers as of August 31, 2020. It is possible that additional requests will arise in future months as a result of the continued effects of the COVID-19 pandemic and related government orders that have or may have an impact on certain customers’ businesses. All rent relief requests have been and will continue to be evaluated on a case-by-case basis.

Weighted average occupancy for the Company’s Same Park portfolio, which the Company defines as assets acquired prior to January 1, 2018, during the two and eight months ended August 31, 2020 was 92.3% and 92.5%, respectively, while total portfolio weighted average occupancy for the same periods was 91.2% and 92.0%, respectively. Same Park and total portfolio occupancy as of August 31, 2020 was 92.5% and 91.6%, respectively.

Company Information

PS Business Parks, Inc., a member of the S&P MidCap 400, is a REIT that acquires, develops, owns, and operates commercial properties, primarily multi-tenant industrial, flex, and office space. As of August 31, 2020, the Company wholly owned 27.5 million rentable square feet with approximately 5,000 commercial customers in six states and held a 95.0% interest in a 395-unit apartment complex.

Forward-Looking Statements

When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends,” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the duration and severity of the COVID-19 pandemic and its impact on our business and our customers; the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company’s facilities; the Company’s ability to evaluate, finance, and integrate acquired and developed properties into the Company’s existing operations; the Company’s ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; the impact of general economic and business conditions, including as a result of the economic fallout of the COVID-19 pandemic; rental rates and occupancy levels at the Company’s facilities; and changes in these conditions as a result of the COVID-19 pandemic, the availability of permanent capital at attractive rates, the outlook and actions of rating agencies and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

Additional information about PS Business Parks, Inc. is available on the Company’s website, which can be found at psbusinessparks.com.

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